2021
ANNUAL MEETING








KEWAUNEE



KEWAUNEE®
Scientific Corporation

Annual Shareholder Meeting Speech
August 25, 2021

Good morning. I would like to extend a warm welcome to our shareholders who have set aside time to join us for Kewaunee's 2021 annual shareholder meeting. This year's meeting is again being conducted virtually, and I am looking forward to broader participation than normal due to its more accessible format.

Before proceeding, the standard message from our attorneys regarding forward looking statements.

Today I will share with you highlights from our recently completed fiscal year ending April 30, 2021, as well as provide an update on our strategic direction and outlook. There will be time for questions at the end and we will take as many questions as time affords. If you have questions, you may submit them online through the chat function during the presentation. Also, all materials will be posted to the investor relations section of our website for future reference.

To begin, we will kick things off with a brief overview of the Company.

Kewaunee is a leading global designer, manufacturer, and installer of specialized equipment and technical furniture products for laboratories across an array of industries, including life sciences, education, government, healthcare, and general research end-markets.

The industries served by Kewaunee continue to receive prioritization for investment as companies, governments, and institutions look to encourage discovery that requires environments to conduct research and development. The numbers presented on the slide are from the *2020 SEFA Laboratory Enclosures and Furniture Market Report* which was published pre-COVID-19. As an industry leader for technical furniture solutions, I believe Kewaunee is uniquely positioned to capitalize on favorable global industry growth trends.

Further, there have been several industry reports published over the past year that point to investment increases in industries that require Kewaunee's products. An increase in funding for research and development will likely lead to the investment in new laboratories and the renovation of existing laboratory spaces, both of which benefit Kewaunee.

Kewaunee is active in multiple sectors and will continue to focus on increasing the Company's penetration within the healthcare and industrial technical furniture markets. The application for our products is broad and opportunities to increase our market share exists across each of these segments. As we close out fiscal year 2021, we see continued strength in the life sciences and education market which is reflected in the growth of the Company's backlog over the past year.

Kewaunee's Domestic operating segment designs, manufactures, and installs laboratory, healthcare, and technical furniture principally within the US marketplace. While we are active in Canada and South America, the United States represents a large majority of Domestic segment sales on an annual basis. We sell the products we manufacture to end-users through our exclusive dealer network, direct sales representatives and a stocking distributor. When we sell directly to the end-user, we often perform the installation on behalf of our customer or general contractor.

Our International operating segment participates more broadly across the laboratory furniture construction value chain based on the capabilities that have been developed, and market positioning of the Company as a leader in "turn-key" laboratory solutions. When we reference "turn-key" solutions, we refer to our ability to execute the design, construction, manufacture, installation and maintenance of the laboratory. Currently, our International segment operates primarily within the Indian, Middle East and the Pan-Asian markets.

Now a discussion on fiscal year 2021:

This past fiscal year will rightfully be remembered for the challenges presented to all of us by the COVID-19 pandemic. I am proud to recognize that Kewaunee and our 800+ global Associates rose to the occasion, playing a role in supporting many of the organizations on the front line of combating the pandemic.

Though it is unlikely that Kewaunee's products will be written about as playing a direct role in combating this pandemic, I take comfort in knowing that our Associates continued to show up every day this past year to ensure we lived up to our tag line – "encouraging new discovery…Worldwide." These words are visible on our logo, as a headline on our website, and on banners across our campus. They serve as a reminder of why we exist as an organization, our core identity and an enduring statement to the world of the value Kewaunee brings. Throughout this trying past fiscal year, our Associates continued to manufacture the laboratory products necessary for our customers to make their own "discoveries" and ultimately make the world a better place.

Sales during fiscal year 2021 were $147.5M, virtually flat from sales of $148.0M in the prior year. During fiscal year 2021, both Company's operating segments were negatively impacted by the coronavirus pandemic, which resulted in government mandated shutdowns, a slowdown in project awards, closure of project sites, and delays in manufacturing products.

Domestic sales for the fiscal year were $111M, a decrease of 3.5% from sales of $115M in the prior year. The Domestic market was challenging with fewer project awards, resulting in tighter margins on available projects. Domestic segment EBITDA was $3.6M compared to $3.5M for the prior year. Domestic segment EBITDA as a percentage of sales improved when compared to the prior year period due to actions taken to reduce operating expenses and improve manufacturing productivity.

Operating costs were unfavorably impacted throughout the year due to additional COVID-related expenses and increased raw materials costs that could not be passed along to customers, primarily in the fourth quarter. These were principally due to supply disruptions related to key raw materials for our resin product, as well as capacity constraints for steel and related products which were shuttered in response to the pandemic.

Our Domestic backlog at FY21 year-end was up $7.6M or 8.9% to $93.0M versus FY20 year-end backlog of $85.4M. Also during the year, we completed the wood plant re-capitalization project and launched a number of front-end IT system enhancements for our wood product. Finally, we made progress on embedding our operational excellence programs across our manufacturing plants which mitigated margin erosion from decreased sales activity and raw material inflation.

International sales for the fiscal year were $36.4M, an increase of 12.3% from sales of $32.4M in the prior year.

The strength in international sales during the fiscal year was principally driven by the Indian market. Activity in the Middle East and ASEAN markets slowed significantly during the fiscal year due to COVID-19 restrictions, impacting project completions and new project awards. International segment EBITDA was $3.2M compared to $1.8M for the prior year.

While COVID-19 presented multiple challenges through the year, it also enabled the Kewaunee team to focus on key strategic initiatives, resulting in significant progress being made to enhance the Company's positioning in the marketplace.

Specifically:

We successfully re-capitalized our wood manufacturing facility, bringing on-line a number of new, state-of-the-art pieces of equipment.

We successfully integrated our new wood equipment with our information technology platform, providing a highly automated process for launching standard orders into the factory.

We successfully launched the EVERHUTCH brand, in response to the growing need in the healthcare market for high-quality storage solutions. The EVERHUTCH product offering leverages Kewaunee's existing investment and expertise in metal fabrication capabilities.

We signed strategic agreements with Schneider Electric, Nuaire and SteelCo, broadening our product offering to our customers and aligning ourselves with three market leaders in their respective fields.

Finally, our commercial teams remained active in the marketplace, significantly growing the Company's backlog. As we moved through the fiscal year, we did not know whether project awards would continue at their normal pace due to the uncertainty of COVID-19. Award opportunities were less than a typical year, requiring our commercial teams to work closely with customers to articulate Kewaunee's value proposition and secure orders.

The Company's order backlog was $114.5M on April 30, 2021, increasing from $103M on January 31, 2021, and $101M at April 30, 2020.

The last time the Company's backlog was this high was during 2018, with a single $17M order being the driver of the higher backlog.

Now, on to our strategic direction and outlook.

Kewaunee was founded in 1906 and has faced challenging times throughout its 115 year history. A company does not survive this long without grit and the ability to look oneself in the mirror and make the changes necessary to not only survive, but to thrive. Kewaunee always has been and remains this kind of company.

Our vision is "to be the global supplier of choice with customers in the laboratory furniture and infrastructure markets." Over the past two years, we have charted a course to transform Kewaunee into the most competitive company serving this space. These efforts are resulting in multiple, multi-year investments within our operations to improve our operating effectiveness, many of which are already bearing fruit.

Guiding our actions and investments continue to be the following four principles:

- We will be easy to do business with,
- We will get closer to our customer(s),
- We will do everything with excellence, and
- We will lead and not follow (we are innovators).

These principles have not changed from last year, but rather serve as the guiderails as we transform Kewaunee into a company that is capable of truly "leading" the market.

Challenges remain, with economies beginning to re-open as the delta variant continues to spread. Material costs have escalated rapidly due to supply disruptions with key raw materials for our resin product, as well as capacity constraints for steel and related products which were shuttered in response to the pandemic. These increases to our input costs will be a headwind for the first half of fiscal year 2022 as they cannot be passed along to customers due to the fixed nature of contracts we enter into. We have, however, implemented surcharges on new orders to offset broad based price increases for basic materials including steel, aluminum, hard woods, and resin products. The impact of these surcharges will lag behind what has been an immediate impact of rising commodity prices.

As we look forward, I expect demand for the products and services the Company provides will continue to increase due to a renewed focus on being prepared to combat global health challenges as we saw during this past year. The Company is well positioned to capitalize on future investments being made in the pharmaceutical, biotechnology, health care, and other markets served by the Company.

We have invested in our social media capabilities, recognizing the importance of these channels to communicate with the various stakeholders who interact with Kewaunee and rely on our products and services. I encourage you to follow Kewaunee if you use any of these platforms.

As I close, note that Kewaunee will be releasing earnings for first quarter of the Company's fiscal year 2022 after the close of business on September 8, 2021.

I want to again thank our many loyal customers, our global dealer base, our direct sales representatives, and our national stocking distributor for their support. We want to recognize all of our Associates worldwide for their hard work, dedication, and valuable contributions. I would also like to thank our many shareholders for your continuing support and our Board of Directors for their ever-present wise counsel.

Our priorities remain to provide our shareholders with an excellent return on their investment, our customers with the best quality service and products, and our Associates with rewarding jobs and opportunities for advancement.

Thank you,
Thomas D. Hull III
President and Chief Executive Officer



KEWAUNEE®
Scientific Corporation

P.O Box 1842 | Statesville , NC 28687-1842| Phone: (704) 873-7202 | Fax: (704) 873-1275 | Web Site: www.kewaunee.com